Exhibit 23.7

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-185318) and Form S-3ASR (No. 333-214759) of Jefferies Financial Group Inc. of our report dated March 22, 2019 relating to the financial statements of Berkadia Commercial Mortgage Holding LLC, which appears in this Form 10-K/A of Jefferies Financial Group Inc.

/s/ PricewaterhouseCoopers LLP
McLean, Virginia
March 28, 2019